COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER STATE MUNICIPAL BOND FUND, GEORGIA SERIES
CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL BOND
INDEX

EXHIBIT A:

                                             DREYFUS
                                             PREMIER STATE
 PERIOD         LEHMAN BROTHERS              MUNICIPAL BOND FUND,
                MUNICIPAL                    GEORGIA SERIES
                BOND INDEX *                 (CLASS A SHARES)

 9/3/92          10,000                        9,549
4/30/93          10,736                       10,548
4/30/94          10,968                       10,650
4/30/95          11,698                       11,382
4/30/96          12,627                       12,195
4/30/97          13,465                       12,946
4/30/98          14,717                       13,951

*Source: Lehman Brothers